Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PFIZER AND PROVECTUS BIOPHARMACEUTICALS RECEIVE PATENT ALLOWANCE FOR

USE OF PV-10 IN COMBINATION WITH SYSTEMIC IMMUNOTHERAPY AGENTS IN

TREATMENT OF CANCER

KNOXVILLE, TN, April 20, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), announced today that it has received from the US Patent and Trademark Office a Notice of Allowance for a joint patent application made with Pfizer, Inc. The patent will protect use of PV-10 in combination with certain other types of drugs in the treatment of melanoma and cancers of the liver.

The allowed claims cover use of PV-10 in combination with systemic inhibitors of immune system down-regulation, such as anti-CTLA-4, PD-1 and PD-L1 antibodies, along with enhancers of immune system up-regulation, such as IL-2 and interferon-gamma. Pre-clinical testing of PV-10 used in combination with these important classes of drugs demonstrated potential importance for treatment of advanced cancers.

The Company hopes that the patent protection afforded by the Notice of Allowance will enable Provectus to realize financial rewards if clinical research demonstrates that PV-10 used in combination with one or more of these other drugs improves patient outcomes.

Data on the invention has been presented at several international meetings since 2013:

At the Society for Immunotherapy of Cancer’s (SITC) 29th Annual Meeting in November 2014, Dr. Shari Pilon-Thomas of the Moffitt Cancer Center presented a poster, entitled “Intralesional Injection with PV-10 in Combination with Co-Inhibitory Blockade in a Murine Model of Melanoma.” She concluded that the new data “support combination therapy with IL PV-10 and co-inhibitory blockade.”

At the American Association for Cancer Research (AACR) Annual Meeting in April 2013, Dr. Wachter, Ph.D., Chief Technology Officer of Provectus, presented a poster entitled, “Combination of PV-10 Immuno-chemoablation and Systemic Anti-CTLA-4 Antibody Therapy in Murine Models of Melanoma.” At the time, Wachter commented, “This work shows that, as hypothesized, addition of the immunologic effects of an anti-CTLA-4 agent augments the benefits of PV-10. For visceral or other inaccessible disease, combination of PV-10 with CTLA-4 blockade offers important potential for synergy.”

Dr. Eric Wachter noted “The forthcoming patent arose from discussions several years ago with Dr. Craig Eagle of Pfizer, and appropriately given his contribution he is named as the lead inventor for these claims. In addition to the claimed combinations of PV-10 with immunotherapy agents, the specification covers combination with other classes of agents, and Provectus will pursue these areas through one or more divisional application.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

###